Exhibit D

Frettra M. Miller	Citibank, N.A.
Senior Vice President	Global Transaction Services
Associate General Counsel	388 Greenwich Street
19th Floor
New York, NY 10013

Tel 212 816-5675
Fax 212 816-2689
frettra.m.miller@citigroup.com

January 14, 2005

Citibank, N.A.
ADR Department
388 Greenwich Street
New York, N.Y. 10013

Re:	American Depositary Receipts evidencing American Depositary
Shares representing one (1) Ordinary Share, nominal value 30 NOK each, of Petroleum Geo-Services ASA.

Ladies and Gentlemen:

I refer to the Registration Statement to be filed on Form F-6 (the “Registration Statement”) by the legal entity created by the Deposit Agreement (as defined herein) for which you are acting as the depositary, for the purpose of registering under the Securities Act of 1933, as amended, 100,000,000 American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued under the Deposit Agreement, dated as of May 25, 1993, as amended by the First Amendment to Deposit Agreement, dated as of April 24, 1997, by and among Citibank, N.A., as depositary, Petroleum Geo-Services ASA, a company organized and existing under the laws of the Kingdom of Norway (the “Company”), and all Holders from time to time of ADRs issued thereunder, a copy of which is being filed as Exhibit (a) to the Registration Statement (the “Deposit Agreement”). Each ADS will (subject to amendments in accordance with the terms of the Deposit Agreement) represent one (1) ordinary share, nominal value 30 NOK each, or evidence of the right to receive such shares, of the Company. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

Assuming that the Deposit Agreement has been duly executed and delivered by the Company, I am of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will be legally issued and will entitle the Holders thereof to the rights specified in the Deposit Agreement and the ADRs.

I hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement.

I am a member of the Bar of the State of New York. This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,

/s/ Frettra M. Miller